Exhibit 3.1

AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

OF

HF2 FINANCIAL MANAGEMENT INC.

HF2 FINANCIAL MANAGEMENT INC., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is “HF2 Financial Management Inc.”

2. The Corporation was originally incorporated under the name “H2 Financial Acquisition Corp.” The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on October 5, 2012, and was amended by the Company by the filing of Certificates of Amendment in the office of the Secretary of State of the State of Delaware on October 10, 2012, November 9, 2012 and February 13, 2013 (as amended, the “Original Certificate”).

3. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) amends, restates and integrates the provisions of the Original Certificate of the Corporation.

4. This Amended and Restated Certificate was duly approved and adopted by the written consent of the board of directors of the Corporation (the “Board”) and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is HF2 Financial Management Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 202,000,000 of which 180,000,000 shares shall be Class A common stock of the par value of $.0001 per share (“Class A Common Stock”), 20,000,000 shares shall be Class B common stock of the par value of $.000001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 2,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A. Preferred Stock. Subject to paragraph (K) of Article FIFTH, the Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock are as follows:

(i) Voting. Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(ii) Dividends. Subject to any other provisions of the Certificate of Incorporation, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. Dividends consisting of shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and only proportionally with respect to each outstanding share of Class A Common Stock. Except as otherwise provided in this Certificate of

Incorporation, holders of shares of Class B Common Stock shall not be entitled to receive any dividends or distributions.

(iii) Liquidation, Dissolution, etc. Subject to paragraph (D) of Article FIFTH, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, the holders of shares of Class B Common Stock shall be entitled to receive an amount per share of Class B Common Stock equal to the par value thereof, following which the holders of shares of Class A Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution in proportion to the number of shares held by them.

(iv) Amendments. Any amendment or modification to or waiver of the Certificate of Incorporation that would alter or change the powers, preferences or special rights of the holders of shares of Class A Common Stock or the Class B Common Stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class. Any amendment to the Certificate of Incorporation to increase or decrease the authorized shares of Class A Common Stock or Class B Common Stock must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class.

(v) No Preemptive Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive rights.

FIFTH: The following paragraphs (A) through (M) shall apply during the period commencing upon the filing of this Amended and Restated Certificate and terminating upon the consummation of any “Business Combination,” and may not be amended during the Target Business Acquisition Period (as defined below) without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of Common Stock. If the Corporation seeks to amend any of the provisions of this Article FIFTH, the Corporation will provide dissenting Public Stockholders (as defined below) with the opportunity to convert their IPO Shares (as defined below) in connection with any such vote into cash at a per share amount equal to the quotient determined by dividing (i) the amount in the Trust Account (as defined below), net of any interest thereon and net of any income, franchise or other taxes payable by (ii) the total number of outstanding IPO Shares (the “Conversion Price”), calculated as of the day of such vote. A “Business Combination” shall mean the acquisition by the Corporation, whether through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, of one or more businesses or entities (“Target Business” or “Target Businesses”), whose collective fair market value is equal to at least 80% of the balance in the Trust Account (as defined below) at the time of the execution of a definitive agreement for such Business Combination, and if the Corporation acquires less than 100% of the equity interests or assets of the Target Business or Businesses, resulting in ownership by the Corporation or the Public Stockholders of at least 50.1% of the voting equity interests or all or substantially all of the assets of the Target Business or Businesses. If the Business Combination

involves the acquisition of multiple Target Businesses, then the consummation of each such acquisition shall occur simultaneously. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering of its securities (“IPO”) up to and including the first to occur of (a) the consummation of a Business Combination or (b) the Termination Date. The “Termination Date” means the date that is 18 months from the date of the Corporation’s final prospectus in connection with the IPO (or the date that is 24 months from the date of the Corporation’s final prospectus in connection with the IPO if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 18 months from the date of the Corporation’s final prospectus in connection with the IPO but have not completed the Business Combination within such 18-month period). “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which is deposited (x) a certain amount of the net proceeds of the sale of the IPO Shares, (y) a certain amount of the net proceeds of the private placement of the Sponsors’ Shares (as defined below) to be consummated simultaneously with the consummation of the IPO and (z), if the underwriters exercise the over-allotment option in the IPO, a certain amount of the net proceeds from the purchase of the Sponsors’ Shares resulting from the underwriters’ exercise of the over-allotment option in the IPO.

“fair market value” for purposes of this Article FIFTH shall be determined by the Board based upon one or more standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow, and/or book value. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its Board independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion; provided, however, that (i) if the Corporation’s Board is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority or another independent entity that commonly renders valuation opinions on the type of Target Business or Businesses to be acquired and (ii) the Corporation will not consummate a Business Combination with a Target Business or Businesses that is affiliated with any of its officers, directors or sponsors unless the Corporation has obtained (a) an opinion from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority that the Business Combination is fair to the Corporation’s unaffiliated stockholders from a financial point of view and (b) the approval of a majority of the Corporation’s disinterested and independent directors.

A. Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $160,650,000 (or $184,747,500 if the underwriters’ over-allotment option is exercised in full at the time of the consummation of the IPO), comprised of (i) $146,649,250 of the net proceeds of the IPO (or $168,933,700 of the net proceeds if the over-allotment option is exercised in full at the time of the consummation of the IPO) and (ii) $14,000,750 of the net proceeds from the Corporation’s issuance and sale in a private placement of 1,414,875 shares of Class A Common Stock (or $15,813,800 of the net proceeds from the Corporation’s issuance and sale in a private placement of 1,598,400 shares of Class A Common Stock if the over-allotment option is exercised in full at the time of the consummation of the IPO) (the “Sponsors’ Shares”). If the over-allotment option is not exercised at the time of the consummation of the IPO, then, at the time of the purchase of IPO Shares resulting from the exercise of the over-allotment option, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account the net proceeds of (i) the sale of IPO Shares resulting from the exercise of the over-allotment option (the maximum proceeds of which shall be $22,284,450) and (ii) the sale of Sponsors’ Shares resulting from the exercise of the over-allotment option (the maximum proceeds of which shall be $1,835,250).

B. In connection with any proposed Business Combination, the Corporation will seek stockholder approval of the proposed Business Combination at a meeting called for such purpose at which Public Stockholders may seek to convert their IPO Shares, regardless of whether they vote for or against the proposed Business Combination, into a per share amount equal to the Conversion Price, calculated as of the date of the consummation of the Business Combination, subject to the limitations described herein. The Corporation will consummate a Business Combination only if (i) it has net tangible assets of at least $5,000,001 upon such consummation (after payment of a cash advisory fee equal to 4% of the gross proceeds of the IPO to EarlyBirdCapital, Inc. and Sandler O’Neill & Partners, L.P. in connection with the consummation of such Business Combination) and (ii) a majority of the outstanding shares of Class A Common Stock voted are voted in favor of the Business Combination. A Business Combination must be approved by a majority of the Corporation’s independent directors.

C. In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Class A Common Stock issued in the IPO (the “IPO Shares” and the holders of such IPO Shares, the “Public Stockholders”) who voted for or against the Business Combination may, prior to such vote, demand that the Corporation convert such Public Stockholder’s IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share amount equal to the Conversion Price, calculated as of the date of the consummation of the Business Combination. Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking conversion rights with respect to 20% or more of the IPO Shares sold in the IPO; provided, however, that a Public Stockholder is entitled to vote against a proposed Business Combination with respect to all IPO Shares owned by him or his affiliates. If the Business Combination is not approved or completed for any reason, then the Public Stockholders who elected to exercise their conversion rights will not be entitled to convert their IPO Shares, and the Corporation will promptly return any IPO Shares delivered to it by the Public Stockholders. The Corporation may require any Public Stockholder electing to convert his IPO Shares, whether he is a record holder or holds his IPO Shares in “street name”, to either tender his certificate to out transfer agent prior to the vote on the Business Combination or to deliver his shares to the transfer agent electronically, using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at his option.

D. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the Corporation will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding IPO Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest but net of taxes payable, divided by the number of then outstanding IPO Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (except for the right to receive further liquidation distributions of any net assets remaining outside of the Trust Account, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under Delaware law to provide for claims of creditors and to the requirements of other applicable law.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder of IPO Shares demands conversion of its shares in accordance with paragraph (C) above in connection with a Business Combination that is consummated, or (ii) the Corporation has not consummated a Business Combination by the Termination Date as described in paragraph (D) above, in which case distributions may be made without regard to whether the Corporation has been dissolved and liquidated. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

F. Unless and until the Corporation has consummated a Business Combination as permitted under this Article FIFTH, the Corporation may not consummate any other business combination, whether by merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination or transaction or otherwise.

G. The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s tax obligations, including income, franchise and other tax obligations of any kind, (ii) for the release of interest income, net of any taxes payable, to the Corporation to fund the Corporation’s working capital requirements, (iii) as provided for in paragraph (C) of this Article FIFTH, (iv) in connection with a Business Combination or thereafter, (v) in connection with the redemption of IPO Shares as provided for in paragraph (D) of this Article FIFTH and the Corporation’s liquidation or (vi) as otherwise set forth herein.

H. Except in connection with a transfer of shares of Class B Common Stock as provided for in paragraph L below, transactions between the Corporation and any of its sponsors, directors, officers or Advisory Board members or their respective affiliates (including any reimbursements described below) will require prior approval by the Audit Committee of the Board and a majority of the Corporation’s disinterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at the Corporation’s expense, to its attorneys or independent legal counsel. The Corporation will not enter into any such transaction unless the Audit Committee of the Board and a majority of the Corporation’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to the Corporation than those that would be available to the Corporation with respect to such a transaction from unaffiliated third parties. The Corporation will not pay any compensation or fees of any kind, including finder’s, consulting and other similar fees, to its sponsors, Advisory Board members, directors or officers or their respective affiliates, for services rendered prior to or in connection with the consummation of a Business Combination (regardless of the type of transaction that it is); provided, however, that such individuals, will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on the Corporation’s behalf, such as identifying potential Target Businesses, performing business due diligence on suitable Target Businesses and Business Combinations as well as traveling to and from the offices, plants or similar locations of prospective Target Businesses to examine their operations. There is no limit on the amount of reasonable out-of-pocket expenses reimbursable by the Corporation. Payments of an aggregate of $10,000 per month for office space, secretarial and administrative services to Berkshire Capital Securities LLC and repayments of advances of up to $150,000 in the aggregate (excluding the amount of any advance used to repay a prior advance) made to the Corporation by certain of its sponsors to cover IPO related and organizational expenses shall not be subject to the provisions of this paragraph I.

I. The members of the Audit Committee shall review the requirements of this Article FIFTH at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its officers or directors included as exhibits to the Registration Statement filed by the Corporation with the SEC to register the IPO Shares at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article FIFTH or the terms and provisions of each IPO Agreement.

J. Prior to a Business Combination, the Board may not issue (i) any shares of Class A Common Stock or any securities convertible into Class A Common Stock, (ii) any securities that participate in any manner in the proceeds of the Trust Account, or (iii) any securities that vote as a class with the IPO Shares on a Business Combination (other than the shares of Class B Common Stock outstanding on the date hereof).

K. The shares of Class B Common Stock outstanding on the date hereof may not be transferred, assigned or sold prior to the consummation of a Business Combination or the dissolution of the Corporation.

L. The shares of Class B Common Stock outstanding on the date hereof may be transferred only in connection with a Business Combination and only with the consent of the Board either to the owners or employees of a Target Business or Businesses, assuming the owners or employees of the Target Business or Businesses require that the Corporation transfer such shares to them, or, if they do not require that any or all of the shares of Class B Common Stock be transferred to them, the balance of such shares will be transferred to the Corporation in exchange for their par value per share.

M. Prior to a Business Combination and in connection with any vote on a Business Combination, the issued and outstanding shares of Class B Common Stock will be voted on all matters presented to holders of the Corporation’s Common Stock for a vote in proportion to the vote of the holders of the Corporation’s Class A Common Stock.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator of the Corporation, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third annual meeting of stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, shall be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

B. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

C. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

D. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

E. Subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

F. In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation. This Article EIGHTH is subject to the requirements set forth in Article FIFTH, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article FIFTH.

NINTH: Subject to the provisions set forth in Article FIFTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by the undersigned as of this the 21st day of March, 2013.

/s/ Richard S. Foote
Richard S. Foote President and Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation of

HF2 Financial Management Inc.

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